Exhibit 99.1

News

MARRIOTT INTERNATIONAL REAFFIRMS ITS COMMITMENT TO ACQUIRE STARWOOD HOTELS & RESORTS WORLDWIDE; SAYS ITS SIGNED DEAL PROVIDES GREATER LONG-TERM VALUE FOR STARWOOD STOCKHOLDERS

Marriott Will Adjourn Special Meeting of Stockholders to April 8, 2016

Bethesda, Md., March 28, 2016 – Marriott International, Inc. (NASDAQ: MAR) today reaffirmed its commitment to acquire Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), confident that the previously announced amended merger agreement is the best course for both companies. The combined company will offer stockholders significant equity upside and greater long-term value driven by a larger global footprint, wider choice of brands for consumers, substantial revenue synergies, and improved economics to owners and franchisees leading to accelerated global growth and continued strong returns.

On March 26, 2016, Starwood notified Marriott that it had received an updated unsolicited proposal from a consortium of potential investors, led by Anbang Insurance Group, which its Board is considering. Marriott will monitor this development as it and Starwood continue to work toward the closing of its transaction and the successful integration of the two companies in anticipation of votes by each company’s stockholders on April 8, 2016. Starwood stated today that its Board of Directors has not changed its recommendation in support of Starwood’s merger with Marriott. Starwood stockholders should give serious consideration to the question of whether the Anbang-led consortium will be able to close the proposed transaction, with a particular focus on the certainty of the consortium’s financing and the timing of any required regulatory approvals.

The new unsolicited proposal by the Anbang consortium follows a March 21, 2016 announcement by Marriott International and Starwood that the companies had signed an amendment to their definitive merger agreement. Under the terms of that amended merger agreement, Starwood shareholders will receive $21.00 in cash and 0.80 shares of Marriott International, Inc. Class A common stock for each share of Starwood Hotels & Resorts Worldwide, Inc. common stock. Starwood shareholders will own approximately 34 percent of the combined company’s common stock after completion of the merger, based on current shares outstanding.

On March 25, 2016, Starwood and Marriott filed 8-Ks with the Securities and Exchange Commission (SEC) noting that Starwood’s financial advisors have provided analysis that recognizes that in addition to the $21.00 per share cash portion of the amended Marriott – Starwood agreement, the stock consideration offers a superior long-term value for Starwood stockholders. The advisors’ provided the company with opinions, available to all Starwood stockholders and attached to the 8-Ks, that noted the value range for Marriott on a standalone basis, before giving effect to the merger, is between $92.35 to $103.46 per share utilizing a discounted cash flow analysis for Marriott stock based upon the newly updated adjusted forecasts. Stockholders should review the 8-Ks in their entirety. The foregoing excerpt from the opinion of Starwood’s financial advisors is only part of such advisors’ analysis and is subject to a number of assumptions, qualifications and limitations which are described in detail in the 8-Ks.

Marriott International will have no additional comment until further developments occur.

Adjournment of Stockholders Meeting to April 8

Marriott International also announced that it will adjourn to April 8, 2016 at 10:00 am local time the Special Meeting of Stockholders scheduled for 10:00 am today to vote on the company’s proposed acquisition of Starwood Hotels & Resorts Worldwide in a merger transaction. The reconvened meeting will take place at Marriott’s headquarters, 10400 Fernwood Road, Bethesda, Maryland 20817.

Stockholders who have already voted do not need to recast their votes. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked. Marriott International encourages stockholders who have not already voted or wish to change their vote to do so using the instructions provided in their voting instruction form or proxy card.

Marriott International reminds stockholders, including employee stockholders, that their vote is important and encourages them to complete, sign, date and mail the proxy card at their earliest convenience. If stockholders have any questions or need assistance with voting, please contact Marriott International’s proxy solicitor, Mackenzie Partners, toll-free at (800) 322-2885.

Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,400 properties in 87 countries and territories. Marriott International reported revenues of more than $14 billion in fiscal year 2015. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands, including: The Ritz-Carlton®, Bulgari®, EDITION®, JW Marriott®, Autograph Collection® Hotels, Renaissance® Hotels, Marriott Hotels®, Delta Hotels and Resorts®, Marriott Executive Apartments®, Marriott Vacation Club®, Gaylord Hotels®, AC Hotels by Marriott®, Courtyard®, Residence Inn®, SpringHill Suites®, Fairfield Inn & Suites®, TownePlace Suites®, Protea Hotels® and Moxy Hotels®. Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together comprise nearly 55 million members. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

Note on Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of U.S. federal securities laws, including Marriott’s alternatives for responding to the Anbang consortium proposal, Starwood’s possible termination of the Marriott merger agreement, the possible value range for Marriott stock and other anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the receipt of necessary consents, and other risk factors identified in Marriott’s most recent Annual Report on Form 10-K and in the joint proxy statement / prospectus on Form S-4 that we filed with the U.S. Securities and Exchange Commission on February 16, 2016. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this communication. We make these forward-looking statements as of the date of this communication. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication relates to a proposed business combination between Marriott and Starwood. In connection with this proposed business combination, on February 16, 2016, Marriott filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) that contains a joint proxy statement/prospectus and other relevant documents concerning the proposed business combination. The registration statement on Form S-4 was declared effective by the Commission on February 17, 2016. Each of Marriott and Starwood mailed the joint proxy statement/prospectus to its respective stockholders beginning on or around February 19, 2016. INVESTORS AND SECURITY HOLDERS OF MARRIOTT AND STARWOOD ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents (when available) that Marriott and Starwood file with the SEC at the SEC’s website at www.sec.gov. In addition, these documents may be obtained from Marriott free of charge by directing a request to investorrelations@marriott.com, or from Starwood free of charge by directing a request to ir@starwoodhotels.com.

IRPR#1

Contacts:

For Media:

Tricia Primrose

301-380-7770

Tricia.Primrose@marriott.com

Tom Marder

(301) 380-7770

thomas.marder@marriott.com

For Investors:

Laura Paugh

(301) 380-7418

laura.paugh@marriott.com